Exhibit 10.17

THIRD AMENDMENT TO THE

INGRAM MICRO INC.

SUPPLEMENTAL INVESTMENT SAVINGS PLAN

The Ingram Micro Inc. Supplemental Investment Savings Plan, which was restated as of December 31, 2008, is hereby amended in the following manner in accordance with the amendment procedures set forth in Section 10.1 of the Plan. This Amendment is effective as of January 1, 2013.

1. Section 2.01(a)(ii) of the Adoption Agreement is amended to delete the final paragraph thereof (which previously required Participants to make specified deferrals to the Employer’s 401(k) Plan in order to make Participant contributions to this Plan).

2. Section 4.01(a)(iii) of the Adoption Agreement is amended to delete all text following the chart therein (which previously reduced the maximum Participant contribution percentage by the percentage deferred by the Participant under the Employer’s 401(k) Plan, and provided for a spillover election).

3. Section 5.01(a)(ii) of the Adoption Agreement is amended to read as follows:

“(ii) Eligibility for Matching Contribution

A Participant who defers Compensation for the Plan Year may receive an allocation of Matching Contributions determined in accordance with Section 5.01(a)(i) provided he is employed by the Employer on the last day of such Plan Year.”

4. Section 5.01(a)(iii) of the Adoption Agreement is amended to read as follows:

“(iii) Time of Allocation

Matching Contributions, if made, shall be treated as allocated as of the last day of the Plan Year.”

5. Section 6.01(a)(i) of the Adoption Agreement is amended by the addition of the following at the end thereof:

“Notwithstanding a Participant’s election of a distribution commencement date following Separation from Service, as set forth above, if a Specified Date elected by the Participant in accordance with Section 6.01(b) of the Adoption Agreement occurs before the Participant’s Separation from Service, the Participant’s distribution shall commence on such Specified Date.”

6. Section 6.01(b) of the Adoption Agreement (regarding Distribution Events) is amended by revising item (i) as follows: selecting the “Specified Date” box, selecting “Lump Sum” as a payment option, and selecting “5 years” as an installment payment option.

7. Section 6.01(b) of the Adoption Agreement is amended by deleting all text following item (xiii), and replacing it with the following:

“The minimum deferral period for a Specified Date election is 5 years, and the Specified Date must be a January 31.

With respect to Accounts for Plan Year contributions in, or after, 2013, any installment election will be paid annually. With respect to Accounts for Plan Year contributions prior to 2013, quarterly installment elections previously made in accordance with the terms of this Plan shall remain valid.”

8. The Adoption Agreement is amended by revising the Attachment to Section 5.01(a) to read as follows:

“For each Plan Year, the Employer may make a discretionary Matching Contribution on behalf of each Participant who has made Participant contributions to this Plan for such Plan Year based on a matching formula, if any, determined by the Employer. In order to be eligible for an allocation of the discretionary Matching Contribution for a Plan Year, a Participant must be an Employee of the Employer on the last day of such Plan Year.”

The grandfathered provisions of the Plan as set forth in Appendix B to the Adoption Agreement shall not be altered by anything contained in this Amendment.

IN WITNESS WHEREOF, this Third Amendment is executed on the date set forth below.

INGRAM MICRO INC.

By:	/s/ Robin Tingley
Title:	VP Human Resources-Americas
Date:	Dec 14, 2012

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